EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of September 22, 2025, by Accel Entertainment, Inc., a Delaware corporation (the “Company”), and Brett Summerer (“Executive”).

WHEREAS, the Company desires to employ Executive as the Company’s Chief Financial Officer and Executive desires to serve in such capacity, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1     “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

1.2    “Board” means the Board of Directors of the Company.

1.3     “Cause” means: (a) Executive’s material breach of this Agreement or any other written agreement between Executive and the Company or an Affiliate or Executive’s breach of any policy or code of conduct established by the Company or an Affiliate and applicable to Executive; (b) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of Executive; (c) commission by Executive of, or conviction or indictment of Executive for, or plea of nolo contendere by Executive to, any felony (or state law equivalent) or any crime involving moral turpitude; (d) commission of any action that could cause Executive or the Company to be in violation of the Illinois Video Gaming Act or rules established by the Illinois Gaming Board, or that could cause the revocation or loss of any other material gaming license; or (e) Executive’s willful failure or refusal, other than due to Disability, to perform Executive’s obligations pursuant to this Agreement or any other written agreement with the Company or an Affiliate, as applicable, or to follow any lawful directive from the Company or any Affiliate, as determined by the Company; provided, however, that if Executive’s actions or omissions as set forth in clause (e) are of such a nature that the Company reasonably determines they are curable by Executive, such actions or omissions must remain uncured 30 days after the Company has provided Executive written notice of the obligation to cure such actions or omissions.

1.4     “Change in Control” means a “Change in Control” as such term is defined in the Company’s Long Term Incentive Plan, as may be amended from time to time; provided that the transaction (including any series of transactions) also qualifies as a change in control under U.S. Treasury Regulation 1.409A-3(i)(5).

1.5    “Change in Control Covered Termination” means a Covered Termination that occurs within the Change in Control Period.

1.6    “Change in Control Period” means the period (a) commencing on the date of the consummation of a Change in Control (the “Closing”) and (b) ending on the one-year anniversary of such Closing.

1.7    “COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

1.8    “Code” means the Internal Revenue Code of 1986, as amended.

1.9    “Covered Termination” means (a) the termination of Executive’s employment by the Company without Cause, or (b) Executive’s termination of employment with the Company for Good Reason. A Covered Termination will not include a termination of Executive’s employment by reason of Executive’s death or Disability, the termination of Executive’s employment for Cause or Executive’s termination of his employment without Good Reason. A termination of Executive’s employment upon the expiration of the term of this Agreement following the Company providing advance written notice to not renew the term of this Agreement in accordance with Section 2.3 shall be deemed to be a Covered Termination; provided that there does not exist grounds to terminate Executive’s employment for Cause at the time of such employment termination.

1.10    “Disability” means a physical or mental sickness or any injury which renders Executive incapable of performing the services required of him as an Executive of the Company and which has continued or is expected to continue for more than six months during any 12-month period. In the event Executive shall be able to perform his usual and customary duties on behalf of the Company following a period of disability, and does so perform such duties or such other duties as are prescribed by the Board for a period of three continuous months, any subsequent period of disability shall be regarded as a new period of disability for purposes of this Agreement. The Company and Executive shall determine the existence of a Disability and the date upon which it occurred. In the event of a dispute regarding whether or when a Disability occurred, the matter shall be referred to a medical doctor selected by the Company and Executive. In the event of their failure to agree upon such a medical doctor, the Company and Executive shall each select a medical doctor who together shall select a third medical doctor who shall make the determination. Such determination shall be conclusive and binding upon the parties hereto.

1.11    “Good Reason” means Executive’s resignation within 90 days after any of the following events, unless Executive consents in writing to the applicable event: (a) a material decrease in Executive’s base salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company; (b) a material decrease in (i) Executive’s then-current title or position, or (ii) authority or areas of responsibility as are commensurate with Executive’s then-current title or position; (c) a relocation of Executive’s principal work location to a location more than 50 miles from Executive’s then-current principal location of employment; or (d) a material breach by the Company or any Affiliate of this Agreement or any material agreement between Executive and the Company or any Affiliate. Notwithstanding the foregoing, any assertion by Executive of a termination for Good Reason will not be effective unless and until Executive has: (A) provided the Company or any Affiliate, within 60 days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such Good Reason event; and (B) provided the Company or any Affiliate with an opportunity to cure the same within 30 days after the receipt of such notice.

1.12    “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

ARTICLE II
EMPLOYMENT BY THE COMPANY

2.1    Position and Duties. Subject to the terms set forth herein, effective as of September 22, 2025 (the “Effective Date”), Executive will be employed as the Company’s Chief Financial Officer and will report to the Company’s Chief Executive Officer. Executive will perform such services as are consistent with such position and such other duties as reasonably are assigned to Executive by the Company’s Chief Executive Officer. The primary responsibilities of this role will be: manage the Company’s financial and capital planning, investor relations, accounting, internal controls, reporting and compliance, tax and treasury, as well as any other duties as may be required that are consistent with the roles and responsibilities of this position. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Additionally, this role will be based out of the Company’s Burr Ridge, IL office and it is expected that Executive would be in the office as required by Company policy as in effect from time to time and to keep an office and travel schedule similar to that of the Company’s Chief Executive Officer, as needed.

2.2    Employment Policies. Executive’s employment relationship with the Company will also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control.

2.3    Term. The term of Executive’s employment hereunder shall commence as of the later of the Effective Date and the date of Executive’s commencement of employment with the Company and shall end on the third anniversary of the Effective Date; provided that (i) such term shall automatically renew for successive one-year periods on the third anniversary of the Effective Date and on the last day of each successive one-year period unless either party provides advance written notice to the other no less than 90 days prior to the commencement of a succeeding one-year period, in which case such term shall terminate on the day immediately prior to the commencement of such successive one-year period, and (ii) such term shall earlier terminate upon a termination of Executive’s employment as set forth in Section 4.1. Executive acknowledges and agrees that there is no assurance that this Agreement will be renewed or extended as described in the immediately preceding sentence, and neither Executive nor the Company has any obligation to renew or extend this Agreement or any right to require any such renewal or extension, and, subject to Section 1.9, a failure to renew or extend this Agreement shall not entitle Executive or the Company to any additional compensation, and shall not be deemed a basis for a Covered Termination.

ARTICLE III
COMPENSATION

3.1    Base Salary. As of the Effective Date (or, if later, the date of Executive’s commencement of employment with the Company), Executive will receive for services to be rendered hereunder an annual base salary of $460,000, payable in accordance with the Company’s standard payroll practices. Executive’s base salary will be subject to review from time to time in the sole discretion of the Board or the compensation committee thereof (the “Compensation Committee”).

3.2    Annual Bonus. Executive will be eligible to receive an annual performance bonus with a target amount of 65% of Executive’s base salary (the “Annual Bonus”). Annual Bonus payments will be determined in the discretion of the Board or the Compensation Committee and will be subject to achievement of any applicable performance milestones or other terms and conditions determined by the Board or the Compensation Committee. The Annual Bonus will be payable as soon as practicable following the end of the calendar year to which the bonus relates, subject to Executive’s continued employment through the payment date. The Annual Bonus for calendar year 2025 will be pro-rated based upon the date of Executive’s commencement of employment with the Company.

3.3    Long-Term Incentive Compensation.

Subject to the approval of the Board or the Compensation Committee, the Company will make an initial grant to the Executive of 40,000 restricted stock units (“RSUs”) pursuant to the terms of the Company’s Long Term Incentive Plan (the “Plan”) and the RSU agreement governing such awards. The initial RSUs will vest over a three-year period, with 50% of the total number of shares vesting on the second anniversary of the grant date and the remainder of the shares vesting on the third anniversary of the grant date, subject to Executive’s continued service with the Company on each applicable vesting date, except as otherwise set forth in the RSU agreement governing such awards. Executive acknowledges that the foregoing grant of RSUs will constitute and satisfy the Company’s obligations in respect of the “initial equity grant” contemplated in the offer letter between Executive and the Company dated as of September 3, 2025 (the “Offer Letter”).

In addition, Executive will be eligible to receive grants of equity-based incentive compensation awards on an annual basis commencing in calendar year 2026, with a grant date value of 115% of Executive’s annual base salary (the “Annual Grant”). The Annual Grant will be made on the Company’s typical cycle for senior executives and on the same basis as grants made to other senior executives. The Company expects that these grants will be time-based RSUs and Performance Stock Units (“PSUs”) that vest over three years subject to the Company achieving its Board-approved financial targets and Executive’s continuous employment with the Company after satisfying the applicable conditions. The value of the RSUs and PSUs will be the closing price of the Company’s stock on the date they are approved and granted by the Compensation Committee. Such grants, if any, will be made in the sole discretion of the Board or the Compensation Committee and may be subject to revised time- and/or performance-based vesting criteria, in their sole discretion. The Annual Grant for calendar year 2026 will be pro-rated based upon the date of Executive’s commencement of employment with the Company.

3.4    Company Benefits. Executive will be eligible to participate in the employee benefit plans offered by the Company to its employees, such as: participation in the company 401(k) program, company contributions to group health insurance, company paid life insurance, company paid short-term disability, and Employee Assistance Program (EAP) as well as voluntary contributions to Company sponsored dental, vision, supplemental life insurance, accident and critical care insurance plans and other arrangements established by the Company (“Employee Benefit Plans”), including a company phone to use in the furtherance of Executive’s duties to the Company, each in accordance with the terms and conditions of such plans as in effect from time to time. Executive will be eligible to accrue up to twenty-five (25) days of paid time off (“PTO”) per calendar year, at a rate of 0.9615 days per pay period. PTO will be used no more than one week at a time unless otherwise approved by the Company’s Chief Executive Officer, and no more than sixty (60) hours of PTO may rollover from any calendar year to the next. The Company reserves the right to amend or terminate any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable laws.

3.5    Expenses. The Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the Company’s business, provided that the expenses are properly documented and accounted for in accordance with the Company’s policies as may be in effect from time to time.
ARTICLE IV
TERMINATION

4.1    Termination of Employment. Executive’s employment with the Company hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances: (a) the Company may terminate Executive’s employment with or without Cause at any time; (b) Executive may resign for Good Reason or without Good Reason at any time; and (c) Executive’s employment shall terminate automatically upon Executive’s death or, subject to a determination by the Board, upon Executive’s Disability. Any termination of Executive’s employment by the Company or by Executive under this Article IV (other than in the case of Executive’s death) shall be communicated by a written notice to the other party hereto and shall be effective on the date on which such notice is given unless otherwise indicated (and subject to the notice and cure periods required in the event a termination for Cause or a resignation for Good Reason).

4.2    Deemed Resignation. Upon termination of Executive’s employment for any reason including Executive’s resignation for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates. Notwithstanding the foregoing, in the event that, following Executive’s termination of employment, Executive continues to provide services to the Company as a consultant or member of the Board, Executive may continue to serve in such offices and directorships as then mutually agreed upon between Executive and the Company.

ARTICLE V
SEVERANCE PAYMENTS AND BENEFITS

5.1    General. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate) shall be entitled to receive Executive’s accrued but unpaid base salary or wages, accrued vacation pay, unreimbursed business expenses for which proper documentation is provided, and other vested amounts and benefits earned by (but not yet paid to) or owed to Executive under any applicable Employee Benefit Plan of the Company through and including the date of termination of Executive’s employment (the “Accrued Benefits”).

5.2    Covered Termination. In the event Executive experiences a Covered Termination, Executive will be entitled to receive Executive’s Accrued Benefits and, subject to the requirements of Section 5.3, will be entitled to receive the following payments and benefits:

(a)Cash Severance. Executive will be entitled to receive an amount equal to the sum of (i) one (1) times Executive’s base salary at the annual rate in effect for Executive at the time, (ii) any

Annual Bonus for the prior completed fiscal year, to the extent earned but not yet paid at the time of such termination, and (iii) one (1) times Executive’s target Annual Bonus for the calendar year in which the Covered Termination occurs. The amounts payable pursuant to this Section 5.2(a) shall be paid over a 12-month period in substantially equal installments in accordance with the Company’s normal payroll policies, less applicable withholdings, with such installments to commence in the first payroll period immediately following the 60th day after the date of such Covered Termination, provided that the Release (as defined below) has become effective and non-revocable, inclusive of a catch-up payment covering the amount that would have otherwise been paid during the period between Executive’s separation date and the first payment date but for the application of this provision.

(b)Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company will directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earliest to occur of (i) the 12-month anniversary of the Covered Termination and (ii) the first date on which Executive and Executive’s covered dependents become eligible for substantially comparable healthcare coverage under another employer’s plans; provided that as soon as administratively practicable following the 60th day after the date of such Covered Termination, provided that the Release has become effective and non-revocable, the Company will pay to Executive a cash lump-sum payment equal to the monthly premiums that would have been paid on behalf of Executive had such payments commenced on the date of the Covered Termination. Notwithstanding the foregoing, the Company may elect at any time that, in lieu of paying or reimbursing such premiums, the Company will instead provide Executive with a monthly or lump sum cash payment equal to the amount the Company would have otherwise paid pursuant to this Section 5.2(b), less applicable tax withholdings.

(c)Cash Severance in a Change in Control Covered Termination. For the avoidance of doubt, the payments described in Section 5.2(a) shall also become payable in a Change in Control Covered Termination or at any time following the Change in Control Period, subject to the release requirements of Section 5.3, provided further that in no event will the payments described in this Section 5.2(c) result in duplicate payments or benefits to Executive under this Section 5.2. In addition to the payments described in Section 5.2(a), Executive will also be eligible to receive Executive’s Annual Bonus then in effect, pro-rated for the number of days in the calendar year in which the Change in Control Covered Termination occurs during which Executive was employed by the Company.

(d)Equity Awards. If such Covered Termination is a Change in Control Covered Termination and subject to the release requirements of Section 5.3, each outstanding and unvested equity award held by Executive, including without limitation, each outstanding stock option, restricted stock unit and share of restricted stock, will automatically become vested, and if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon will lapse, in each case with respect to 100% of the shares underlying such outstanding equity awards as of the date of such Covered Termination; provided that any performance-based vesting criteria will be treated in accordance with the applicable award agreement or other applicable equity incentive plan governing the terms of such equity award.

5.3    Release. Executive will not be eligible for the severance payment and benefits described in Section 5.2 unless (i) Executive has executed and delivered to the Company a general release of all claims that Executive may have against the Company (or its successor) or Persons affiliated with the Company (or its successor) in a form acceptable to the Company (the “Release”), and such Release becomes effective on or before the 60th day following the date of the Covered Termination and (ii) Executive has not revoked or breached the provisions of such Release or breached the provisions of Section 6. In the event that Executive does not execute and deliver such Release, such Release does not become effective and irrevocable within such period or Executive revokes or breaches the provisions of such Release or breaches the provisions of Article VI, Executive (A) will be deemed to have voluntarily resigned Executive’s employment hereunder without Good Reason and (B) will not be entitled to the payments or benefits described in Section 5.2. It is acknowledged and agreed that the Release will not include any post-employment restrictive covenants that are more restrictive than those to which Executive was bound immediately prior to the Covered Termination, and that the Release will not include the waiver of any vested equity or ownership rights, it being understood that all equity and ownership rights (including any arising from the RSUs) will be governed by the terms of the applicable governing documents.

5.4    Section 280G; Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution to Executive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will either be delivered in full or delivered as to such lesser extent as would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, after taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the date prior to the effective date of the applicable change in control, or such other Person as determined in good faith by the Company, will perform the foregoing calculations and the Company will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determinations of the accounting firm made pursuant to this Section 5.4 will be final, binding and conclusive upon all parties. Any reduction in payments and/or benefits pursuant to the foregoing will occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards, if any; (iii) cancellation of accelerated vesting of other equity awards; and (iv) reduction of other benefits payable to Executive.

ARTICLE VI
COVENANTS

6.1    Outside Activities; Conflict of Interest. During Executive’s term of employment, Executive will not engage in any other employment, occupation or business enterprise without the prior written consent of the Board; provided that it is understood that Executive may serve as a member of the board of directors of one for-profit company, with the prior written consent of the Board. Notwithstanding the foregoing, Executive may engage in civil and not-for-profit activities, and/or maintain passive investments, in each case so long as such activities do not materially interfere or conflict with the performance of Executive’s duties or the Company’s gaming licenses, as determined in the sole discretion of the Board.

6.2    Non-Competition. During the term of Executive’s employment by the Company and for a period of one-year following Executive’s termination of service for any reason, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other Person known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any such corporation do not in the aggregate constitute more than 1% of the voting stock of such corporation.

6.3    Non-Solicitation. During the term of Executive’s employment and for a period of one-year following Executive’s termination of employment for any reason, Executive shall not: (a) solicit, divert or take away any of the Company’s customers, suppliers or accounts; or (b) divert, take away, hire, solicit or seek to induce employment of any person who is then an employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall not on its own result in a breach of this Section 6.3.

6.4    Confidential and Proprietary Information. Except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder, Executive shall, during the term of Executive’s employment and following Executive’s termination of service for any reason, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other Person, any Proprietary Information after Executive’s termination of service will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. For the avoidance of doubt, nothing in this Agreement will be construed to prohibit Executive from filing a charge or complaint, participating or cooperating with, or receiving an award for any information provided to any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, or any other federal, state or local government agency or commission.

6.5    Work Product. Executive acknowledges and agrees that any copyrightable works prepared by Executive within the scope of Executive’s employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Executive further agrees that all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets (“inventions”) made, created, conceived or first reduced to practice during the period of Executive’s employment, whether or not in the course of Executive’s employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (a) are developed using equipment, supplies, facilities or trade secrets of the Company; (b) result from work performed by Executive for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development, will be the sole and exclusive property of the Company. Executive shall execute any and all documents and shall provide such assistance necessary either to evidence or register the assignment of these rights.

6.6    Cooperation. Executive agrees to reasonably cooperate with the Company during the term of Executive’s employment hereunder and thereafter, at the Company’s sole expense relating to any travel or other out-ofpocket expenses incurred, in connection with any governmental, regulatory, commercial, private or other investigations, arbitrations, litigations or similar matters that may arise during the term of Executive’s employment hereunder, or in any way relate to events that occurred during term of Executive’s employment hereunder, until such investigations, arbitrations, litigations or similar matters are completely resolved.

ARTICLE VII
GENERAL PROVISIONS

7.1    Indemnification. The Company shall indemnify and hold harmless Executive, to the maximum extent permitted by applicable law, against all costs, charges, expenses, claims and judgments incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of being, or agreeing to be, an officer, director or employee of the Company or any subsidiary or affiliate of the Company. The Company shall provide directors and officers insurance for Executive in reasonable amounts. The Board shall determine, in its sole discretion, the availability of insurance upon reasonable terms and the amount of such insurance coverage.
7.2    Tax Matters.
(a)Section 409A. It is intended that any right to receive installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments for purposes of Section 409A of the Code. It is further intended that all payments and benefits hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and are otherwise exempt from or comply with Section 409A of the Code. Accordingly, to the maximum extent permitted, this Agreement will be interpreted in accordance with such intent. To the extent necessary to comply with Section 409A of the Code, if the designated payment period for any payment under this Agreement begins in one taxable year and ends in the next taxable year, the payment will commence or otherwise be made in the later taxable year. For purposes of Section 409A of the Code, if the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s separation from service, then to the extent delayed commencement of any portion of the payments or benefits to which Executive is entitled pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion will not be provided until the earlier (i) the expiration of the six-month period measured from Executive’s separation from service or (ii) the date of Executive’s death. As soon as administratively practicable following the expiration of the applicable Section 409A(2)(B)(i) period, all payments deferred pursuant to the preceding sentence will be paid in a lump-sum to Executive and any remaining payments due pursuant to this Agreement will be paid as otherwise provided herein.

(b)Expense Reimbursement. To the extent that any reimbursements payable to Executive pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursement will be paid to Executive no later than December 31st of the year following the year in which such expense was incurred. The amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(c)Withholding. All amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.

7.3    At-Will Employment. Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate Executive’s employment or service at any time for any or no reason, with or without cause.

7.4    Compensation Recoupment. All incentive and equity awards and amounts payable to Executive pursuant to this Agreement shall be subject to recoupment pursuant to any compensation recoupment policy that is applicable generally to executive officers of the Company and in effect from time to time, and all applicable laws, rules and regulations of the stock exchanges and public market on which the securities of the Company are traded.

7.5    Notice. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.

7.6    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provisions had never been contained herein.

7.7    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Illinois without regard to the conflicts of law provisions.

7.8    Dispute Resolution; Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation will be resolved solely and exclusively by final and binding arbitration in Cook County, Illinois through Judicial Arbitration and Mediation Services/Endispute (“JAMS’’), before a single neutral arbitrator, in accordance with the JAMS Employment Arbitration Rules & Procedures then in effect. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. The arbitrator will issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitrator’s decision may be enforced in any court of competent jurisdiction.

7.9    Entire Agreement. This Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof, and supersedes all prior or contemporaneous offers, negotiations and agreements, whether written or oral, relating to such subject matter, including the Offer Letter. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein and may not be modified or amended except in a writing signed by an officer of the Company and Executive.

(Signature Page Follows)

In Witness Whereof, the parties have executed this Agreement as of the date first written above.
ACCEL ENTERTAINMENT, INC.

By:/s/ Andrew Rubenstein
Name: Andrew H. Rubenstein
Title: President and CEO

ACCEPTED AND AGREED:
By:/s/ Brett A. Summerer
Brett A. Summerer

(Signature Page to Brett Summerer Employment Agreement)